Exhibit 10.3

FOURTH AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS FOURTH AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) made and entered into on this 26th day of April, 2018 (the “Effective Date”), between CapStar Bank, a Tennessee banking corporation headquartered in Nashville, Davidson County, Tennessee, hereinafter referred to as “Bank,” and Dandridge W. Hogan, hereinafter referred to as “Executive.”

W I T N E S S E T H

WHEREAS, the Bank is a wholly-owned subsidiary of CapStar Financial Holdings, Inc., a Tennessee corporation established to be a bank holding company, (the “Company”) and Executive has been employed by Bank as its Chief Operating Officer since December 2012 and has been the Bank’s Chief Executive Officer since February 6, 2016; and

WHEREAS, Executive and Bank previously entered into a Third Amended and Restated Executive Employment Agreement on June 23, 2016 (the “Prior Agreement”) regarding the rendering of services for the periods set forth in the Prior Agreement; and

WHEREAS, Bank desires to amend and restate the Prior Agreement in order to continue to employ Executive to render services to it for the periods and upon the terms and conditions provided for in this Agreement; and

WHEREAS, Executive wishes to continue to serve in the employ of Bank for the period and upon the terms and conditions provided for in this Agreement.

NOW, THEREFORE, for the reasons set forth above and in consideration for the mutual promises and agreements set forth herein, Bank and Executive agree as follows:

1.Amendment of Prior Agreement. Bank and Executive hereby amend and restate the Prior Agreement in its entirety, and hereby substitute this Agreement for the Prior Agreement.

2.Employment.Subject to continued approval of the Tennessee Department of Financial Institutions and other bank regulatory agencies having jurisdiction over the operations of Bank, Bank hereby agrees that effective on the Effective Date, subject to the approval of the board of directors of Bank (the “Board”), Executive shall continue to be employed by Bank as its President and Chief Operating Officer pursuant to the terms of this Agreement. Executive agrees to devote his best efforts and his full-time employment to Bank’s business, operations and strategic planning and perform such other related activities and duties as the Board, or its designee, may, from time to time, determine and assign to Executive.  Executive’s services and

-

decisions shall be subject to the review, modification and control of the Board or its designee.

3.Compensation. During the term of Executive’s employment hereunder:

(a)Salary. For the services provided for herein, Bank shall pay to Executive, and Executive shall accept from Bank, a base salary of Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00), per annum (Executive’s “Base Salary”), subject to any and all withholdings and deductions required by law, payable in accordance with the customary payroll practices of Bank. During the term of this Agreement, Executive’s Base Salary shall be reviewed from time to time by the Board, and, may be increased, but not decreased below the Base Salary, from time to time by the Board, based upon such factors as it may establish from time to time.

(b)Benefits. Bank shall provide to Executive, consistent with the terms and conditions of the respective plans, and pay the cost of, such employee benefits as are provided to Executive Officers of Bank generally under benefit plans adopted by Bank from time to time (such benefit plans of Bank in effect from time to time, “Employee Benefit Plans”). The Employee Benefit Plans may include vacation days, sick days or other types of paid or unpaid leave, insurance programs, pension plans, profit sharing plans, bonus plans, stock option plans, restricted stock plans or other stock-based incentive plans, and other employee benefit plans. Provision of such benefit plans by Bank is within the sole discretion of Bank, and any such benefits may be amended, modified or discontinued at any time by Bank.

(c)Reimbursements. Upon timely and well-documented requests by Executive submitted within one month from the payment of such expenses by Executive, Bank shall reimburse Executive for Executive’s costs and expenses incurred in connection with the performance of Executive’s duties or otherwise for the benefit of bank, specifically including any business expenses incurred with the prior approval of the Board. Such reimbursements shall be made in accordance with the policies established by Bank from time to time, recognizing that Bank may have different reimbursement policies for executive officers, and likewise may have different reimbursement policies for Executive as Chief Executive Officer of Bank. Such reimbursements may be approved by Bank on a one-time basis for a particular expenditure, or on an ongoing basis, and may include club memberships, automobile expense reimbursements, among others; provided, that, such ongoing approvals shall be subject to change from time to time.

4.Term of Employment; Renewal. The initial extended term of Executive’s employment pursuant to this Agreement shall commence on the Effective Date and shall end on May 31, 2019 (the “Renewal Term”). The Term of Executive’s employment, pursuant to this Agreement, may be renewed and the term thereof extended by one (1) additional year (each, an “Extended Term”) at the end of the Renewal Term and at the end of each Extended Term, by mutual agreement of the parties, which shall be evidenced by each party giving notice of renewal to the other party at least ninety (90) days prior to the expiration of the then-current Extended Term. The initial term, Renewal Term and all Extended Terms are collectively referred to herein as the “Term.”

5.Termination of Employment.

(a)Termination By Bank. Notwithstanding any of the foregoing provisions in this Agreement, Bank, by action of the Board, may terminate or elect not to extend the employment of Executive hereunder without notice at any time for Cause or without Cause. For purposes of this Agreement, “Cause” includes, but is not limited to: (i) any material breach of the terms of this Agreement which negatively impacts Bank, including but not limited to refusal to perform such activities and duties assigned to Executive by the board of directors of Bank (the “Board”), or its designee; (ii) personal dishonesty, fraud, disloyalty, or theft; (iii) disclosure of Bank’s confidential information except in the course of performing his duties while employed by Bank; (iv) willful illegal or disruptive conduct which impairs the reputation, goodwill or business position of Bank; (v) breach of fiduciary duty involving personal profit; (vi) any order or request for removal of Executive by any regulatory authority having jurisdiction over Bank; or (vii) Executive’s disability, as defined in any disability insurance policy of Bank with benefits payable to Executive, or if there is no such disability insurance policy, then as defined in Bank’s established policy applicable to executive officers (“Disability”). Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board at a duly constituted meeting of the Board, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the reasons therefor. Executive shall have the right to appear and defend himself at any meeting of the Board at which such a resolution is under consideration.

(b)For Cause; Nonrenewal. In the event of termination of Executive by Bank for Cause or election by Bank or Executive not to renew or extend the Term, Executive shall be entitled to receive only the compensation that has been earned and accrued as of the date of termination but no other monies or benefits except that: (A) in the case of Executive’s Disability, if no disability plan or disability insurance policy is in place, Executive shall receive fifty per cent (50%) of his Base Salary for a period not to exceed twenty four (24) weeks following the date of termination; and (B) subject to Section 13 hereof, Executive shall be entitled to receive any extended benefits provided to all employees of Bank, or required by law, such as, for example, COBRA health insurance coverage.

(c)Without Cause. In the event that: (A) Bank terminates executive’s employment hereunder without cause; or (B) Bank engages in conduct that constitutes Good Reason, Executive shall be entitled (i) to resign from his employment with Bank, (ii) to continue to receive his Base Salary, payable as before such termination, for a period of two (2) years after the effective date of such termination, (iii) subject to Section 13 hereof, be provided, for a period of twenty-four (24) months after such termination, with life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to Executive’s severance, and (iv) to receive all benefits and reimbursements accrued and payable to Executive at the time of termination of his employment hereunder, including any stock or payments to which Executive is entitled under and subject to the terms of all incentive plans in which Executive participates (including and subject to the terms of each and any individual grant or award agreement), including stock option plans, restricted stock plans, performance share plans, and any other stock-based or cash-based incentive plans and the individual grant or award agreements under such plans (collectively Executive’s “Severance Pay”); provided, however, that if Bank offers and Executive voluntarily accepts terms of employment that would otherwise constitute Good Reason, then Executive shall be deemed to have waived his right to resign and receive Severance Pay. Upon termination of Executive’s employment hereunder for any reason (other than by Bank for Cause), whether voluntarily by Executive or by termination by Bank without Cause, by non-renewal, or otherwise, Executive shall continue to be bound by the provisions set forth in Sections 8, 9, 10 and 11 hereof. In the event Executive’s employment hereunder is terminated by Bank for Cause, Executive shall not be bound by the covenant not to compete set forth in Section 9 hereof.

(d)By Executive. Notwithstanding any of the foregoing provisions in this Agreement, Executive may terminate or elect not to extend his employment hereunder without notice at any time. In the event of a termination or election not to extend the Term by Executive for any reason other than Good Reason, including the death or Disability of Executive, Executive shall be entitled to receive only the compensation that has been earned and benefits and reimbursements that have accrued as of the date of termination but no other monies or benefits other than continuing benefits under any retirement plan, disability insurance policy, or life insurance policy payable by virtue of the retirement, death or disability of Executive having occurred prior to such termination of employment. Upon termination of Executive’s employment by Executive for whatever reason, Executive shall continue to be bound by the provisions set forth in Sections 8, 9, 10 and 11 hereof.

6.Change in Control. Capitalized terms used in this Section 6 or in Section 7 but not otherwise defined in this Section 6 or in Section 7 shall have the meanings ascribed to them in Section 12.

(a)Entitlement to Benefits upon Termination. Subject to Section 13 hereof, if during the Protection Period a Qualifying Termination of Executive’s employment occurs, Bank shall pay to Executive the Change in Control benefits described in this Section 6. Change in Control benefits shall not be payable if Executive’s employment is terminated (i) for Cause, (ii) by Executive voluntarily without Good Reason or (iii) by reason of Disability. In addition, the Change in Control benefits shall not be payable if Executive’s employment is terminated for any or no reason prior to or following the Protection Period.

(b)Change in Control Payment and Benefits. Executive shall be entitled to receive a cash payment equal to two (2) times Executive’s Base Salary in effect immediately prior to the date of termination (the “Change in Control Payment”), which shall be paid in twenty-four (24) equal monthly payments commencing on the first business day of the first month following the date of termination. Subject to Section 13 hereof, if a Qualifying Termination of Executive’s employment occurs during the Protection Period, Bank shall maintain for the remaining duration of the Protection Period Executive’s health insurance coverage under any applicable Employee Benefit Plans, including any insurance policy held by Bank, and pay Bank’s portion of such coverage, with the intent of the parties being that Executive shall continue to receive such health insurance coverage for a period of twenty-four (24) months following a Change in Control. Subject to Section 13 hereof, Executive shall have the right to continue COBRA health insurance coverage at the end of the Protection Period.

7.Compliance with Section 409A.

(a) Executive shall not have any right to make any election regarding the time or form of any payment due under this Agreement.

(b) A payment of any amount or benefit hereunder that is (i) subject to Code Section 409A, and (ii) to be made because of a termination of employment shall not be made unless such termination is also a “separation from service” within the meaning of Code Section 409A and the regulations promulgated thereunder and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “resignation” or like terms shall mean “separation from service” within the meaning of Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at the time of Executive’s “separation from service” Executive is a “specified employee” (within the meaning of Code Section 409A), then to the extent that any amount to which Executive is entitled in connection with his separation from service is subject to Code Section 409A, payments of such amounts to which Executive would otherwise be entitled during the six month period following the separation from service will be accumulated and paid in a lump sum on the earlier of (i) the first day of the seventh month after the date of the separation from service, or (ii) the date of Executive’s death. This paragraph shall apply only to the extent required to avoid Executive’s incurrence of any additional tax or interest under section 409A or any regulations or Treasury guidance promulgated thereunder.

(c)Notwithstanding any provision of this Agreement or any other arrangement to the contrary, to the extent that any payment to Executive under the terms of this Agreement or any other arrangement would constitute an impermissible acceleration or deferral of payments under Code Section 409A of the or any regulations or Treasury guidance promulgated thereunder, or under the terms of any applicable plan, program, arrangement or policy of Company, such payments shall be made no earlier or later than at such times allowed under Code Section 409A or the terms of such plan, program, arrangement or policy.

(d)Any payments provided in this Agreement or any other arrangement subject to Code Section 409A as an installment of payments or benefits, is intended to constitute a separately identified “payment” for purposes of Treas. Reg. § 1.409A-2(b)(2)(i).

8.Confidentiality. Executive shall not, at any time or in any manner, during or after the Term, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner, whatsoever, any material information concerning any matters affecting or relating to the business of Bank, except in the course of performing his duties while employed by Bank. This includes, without limitation, the name of Bank’s clients, customers or suppliers, the terms and conditions of any contract to which Bank is a party or any other information concerning the business of Bank, its manner or operations or its plans for the future without regard to whether all of the foregoing matters shall be deemed confidential, material or important. Executive further agrees that he shall continue to be bound by the provisions of this Section 8 following any termination of Executive’s employment pursuant to this Agreement.

9.Covenant Not to Compete. During the Term and for the period of twenty-four (24) months thereafter, upon termination of Executive’s employment hereunder for any reason (other than by Bank for Cause), whether voluntarily by Executive or by termination by Bank without Cause, by non-renewal, or otherwise and whether before or after a Change in Control, Executive agrees that Executive shall not be employed by, consult with, or directly or indirectly own, become interested in, or become involved in any manner whatsoever in any business (including any bank or other financial institution in organization) which is or will be similar to or competitive with any aspect of the business of Bank which operates a bank branch or other business location in Davidson, Sumner or Williamson Counties, Tennessee, or in any other county in which Bank operates a bank branch or other business location, whether within or outside of Tennessee, determined as of the date of termination of Executive’s employment with Bank. Executive agrees that should a court find the geographical scope of this covenant unreasonably broad, such court should nevertheless enforce this covenant to the extent that it deems reasonable. Executive specifically acknowledges and agrees that the foregoing restriction on competition with Bank will not prevent Executive from obtaining gainful employment following termination of employment with Bank and is a reasonable restriction upon Executive’s ability to compete with Bank and to secure such gainful employment. In the event Executive’s employment hereunder is terminated by Bank for Cause, Executive shall not be bound by the covenant not to compete in this Section 9.

10.Non-Solicitation Covenant. Executive agrees that for a period of two (2) years following the termination of his employment with Bank, he shall not contact or solicit, directly or indirectly, any customer or account that was a customer or account of Bank within twelve (12) months prior to the termination of Executive’s employment with Bank. Executive further agrees that for a period of two (2) years following the termination of his employment with Bank, he shall not contact or solicit, directly or indirectly, any employee or person who was an employee of Bank within twelve (12) months prior to the termination of Executive’s employment with Bank. The parties agree that these covenants are intended to prohibit Executive from engaging in such proscribed activities as an owner, partner, director, officer, executive, consultant, stockholder, agent, salesperson, or in any other capacity for any person, partnership, firm, corporation or other entity (including any financial institution in organization) unless he receives the express written consent of the Board. Executive specifically acknowledges and agrees that the foregoing restriction on competition with Bank will not prevent Executive from obtaining gainful employment following termination of his employment with Bank and is a reasonable restriction upon Executive’s ability to compete with Bank and to secure such gainful employment.

11.No Enticement of Officers. Executive shall not, directly or indirectly, entice or induce, or attempt to entice or induce any Officer of Bank to leave such employment during the term of this Agreement or within two (2) years thereafter.

12.Certain Definitions. Whenever used in this Agreement and not otherwise defined herein, the following terms shall have the meanings set forth below:

(a)“Change in Control” means a transaction or circumstance in which any of the following have occurred, provided that the board of directors of the Company (the

“Company Board”) shall have determined that any such transaction or circumstance has resulted in a Change in Control, as defined in this paragraph, which determination shall be made in a manner consistent with Treas. Reg. § 1. 409A-3(i)(5):

(i)

the date that any person, or persons acting as a group, as described in Treas. Reg. § 1.409A-3(i)(5) (a “Person”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation controlling the Company or owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 40% of the total voting power represented by the Company's then outstanding voting securities (as defined below);

(ii)

the merger, acquisition or consolidation of the Company or the Bank with any corporation pursuant to which the other corporation immediately after such merger, acquisition or consolidation owns more than 50% of the voting securities (defined as any securities which vote generally in the election of its directors) of the Company or the Bank outstanding immediately prior thereto or more than 50% of the Company’s or the Bank’s total fair market value immediately prior thereto; or

(iii)

the date that a majority of the members of the Company Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company Board before the date of the appointment or election.

(b)“Code” means the Internal Revenue Code of 1986, as the same may be from time to time amended.

(c)“Good Reason” means any of the following:

(i)	Executive’s then current base salary is reduced;

(ii)	Executive’s work or reporting responsibilities are materially diminished, or

(iii)	Executive is relocated to a work location more than thirty (30) miles from the Executive’s then current work location.

(d)“Protection Period” means the period commencing on the date that a Change in Control occurs, and ending on the last day of the twelfth (12th) calendar month following the calendar month during which such Change in Control occurred. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs, and if the date of termination with respect to Executive’s employment by Bank occurs prior to the date on which the Change in Control occurs, unless it is reasonably demonstrated by Bank that such termination of employment (i) was not at the request of a third party who has taken steps reasonably calculated to effect the Change in Control and (ii) did not otherwise arise in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement the “Protection Period” shall be deemed to have commenced on the date immediately preceding the date of termination of Executive.

(e)“Qualifying Termination” means:

(i)an involuntary termination of Executive’s employment by Bank (or any successor to Bank after the Change in Control) for reasons other than Cause (and other than on account of Executive’s Disability); or

(ii)a voluntary termination of employment by Executive for Good Reason.

13.COBRA Health Insurance Coverage. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall be interpreted to require Bank to extend COBRA health insurance coverage benefits to Executive in violation of applicable law. In the event that, following termination of Executive’s employment with Bank, Executive shall be entitled to receive extended insurance benefits pursuant to the terms of this Agreement, Executive shall be required to elect COBRA health insurance coverage and, thereafter, Bank shall provide such coverage to Executive through a COBRA subsidy; provided, however, that at such time as Bank is no longer permitted to extend COBRA health insurance coverage benefits to Executive under applicable law, Bank shall provide a cash payment to Executive in lieu of such subsidy (with each cash payment being equal to the amount of the last COBRA subsidy provided to Executive prior to Executive’s termination pursuant to the terms hereof) , and Executive shall elect and obtain his own health insurance coverage.

14.Remedies. Executive acknowledges and agrees that the breach or threatened breach of any of the provisions of Sections 8, 9, 10 or 11 of this Agreement will cause irreparable harm to Bank which cannot be adequately compensated by the payment of damages. Accordingly, Executive covenants and agrees that Bank, in addition to any other rights or remedies which Bank may have, shall be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Executive from breaching or threatening to breach any of the provisions of this Agreement, without the requirement that Bank post bond or other surety. Such right to obtain injunctive relief may be exercised at the option of Bank in addition to, concurrently with, prior to, after, or in lieu of the exercise of any other rights or remedies which Bank may have as a result of any such breach or threatened breach.

15.Entire Agreement. Bank and Executive agree that this Agreement contains the complete agreement concerning the employment arrangement, written or oral, between them and that this Agreement supersedes all prior negotiations, practices and/or agreements, including the Prior Agreement. Neither party has made any representations that are not contained herein on which either party has relied in entering into this Agreement.

16.Assignment. It is agreed that Bank shall have the right to assign this Agreement to any purchaser of the business of or substantially all of the assets of Bank. This is a personal services contract, and may not be assigned by Executive.

17.Modification. This Agreement shall not be modified or amended except by a writing duly executed by both parties. No waiver of any provision of this Agreement shall be effective unless the waiver is in writing and duly executed by both parties.

18.Waiver of Breach. The waiver by a party of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same of any other provision hereof by that party.

19.Severability. The provisions of this Agreement shall be severable, and the invalidity of any provisions or portion thereof shall not affect the validity of the other provisions.

20.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

21.Notice. Any notice required or authorized hereunder shall be deemed delivered when delivered to Executive or to an executive officer of Bank, or when deposited, postage prepaid, in the United States mail certified, with return receipt requested, addressed to the parties as follows:

Executive:Dandridge W. Hogan

5033 High Valley Dr.

Brentwood, TN 37027

Davidson County TN

with a copy (which copy shall not constitute notice) to:

H. Rowan Leathers, III

Butler Snow, LLP

150 Third Ave. North

Suite 1600

Nashville, TN 37201

Bank:CapStar Bank

1201 Demonbreun Street

Suite 700

Nashville, TN 37203

Attn. Secretary

with a copy (which copy shall not constitute notice) to:

Waller Lansden Dortch & Davis LLP

Attn. Chase Cole, Esq.

511 Union Street, Suite 2700

Nashville, TN 37219

22.Survival. The provisions of Sections 8, 9, 10, 11, 14 and 18 of this Agreement shall survive any termination of this Agreement.

23. Withholding. Bank shall be entitled to withhold from amounts payable to Executive hereunder such amounts as may be required by applicable law.

(Signature Page Follows.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and date first written above.

BANK:EXECUTIVE:

CapStar Bank

/s/ Denny Bottorff	/s/ Dandridge Hogan
Denny Bottorff, Chairman of the Board	Dandridge W. Hogan